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PURCHASE AND SALE AGREEMENT

1. **Purchase and Sale.** For and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned buyer Arrived Holdings, Inc. ("Buyer") agrees to buy and the undersigned seller [redacted] ("Seller") agrees to sell all that tract or parcel of land, with such improvements as are located thereon, described as follows: All that tract of land known as: 1129 Hilliard Ln (Address) Clarksville (City), Tennessee, 37042 (Zip), as recorded in Montgomery County, TN County Register of Deeds Office, ______ deed book(s), ______ page(s), and/or ______ instrument number and as further described as: ______ together with all fixtures, landscaping, improvements, and appurtenances, all being hereinafter collectively referred to as the "Property."

   A. INCLUDED as part of the Property (if present): all attached light fixtures and bulbs including ceiling fans; permanently attached plate glass mirrors; heating, cooling, and plumbing fixtures and equipment; all doors, storm doors and windows; all window treatments (e.g., shutters, blinds, shades, curtains, draperies) and hardware; all wall-to-wall carpet; range; all built-in kitchen appliances; all bathroom fixtures and bathroom mirrors; all gas logs, fireplace doors and attached screens; all security system components and controls; garage door opener(s) and all (at least ___) remote controls; swimming pool and its equipment; awnings; permanently installed outdoor cooking grills; all landscaping and all outdoor lighting; mailbox(es); attached basketball goals and backboards; TV mounting brackets (inclusive of wall mount and TV brackets) but excluding flat screen TVs); antennae and satellite dishes (excluding components); central vacuum systems and attachments; and all available keys, key fobs, access codes, master codes or other methods necessary for access to the Property, including mailboxes and/or amenities.

   B. Other items that **REMAIN** with the Property at no additional cost to Buyer:

   all items in the mls listing

   C. Items that **WILL NOT REMAIN** with the Property:

   D. LEASED ITEMS: Leased items that remain with the Property: (e.g., security systems, water softener systems, fuel tank, etc.): ______.
   Buyer shall assume any and all lease payments as of Closing. If leases are not assumable, the balance shall be paid in full by Seller at or before Closing.

   ☑ Buyer does not wish to assume a leased item. **(THIS BOX MUST BE CHECKED IN ORDER FOR IT TO BE A PART OF THIS AGREEMENT.)**
   Buyer does not wish to assume Seller's current lease of ______; therefore, Seller shall have said lease cancelled and leased items removed from Property prior to Closing.

   E. FUEL: Fuel, if any, will be adjusted and charged to Buyer and credited to Seller at Closing at current market prices.

2. **Purchase Price, Method of Payment and Closing Expenses.** Buyer warrants that, except as may be otherwise provided herein, Buyer will at Closing have sufficient cash to complete the purchase of the Property under the terms of this Purchase and Sale Agreement (hereinafter "Agreement"). The purchase price to be paid is: $370000.00, Three Hundred Seventy Thousand U.S. Dollars, ("Purchase Price") which shall be disbursed to Seller or Seller's Closing Agency by one of the following methods:
   - **i.** a Federal Reserve Bank wire transfer;
   - **ii.** a Cashier's Check issued by a financial institution as defined in 12 CFR § 229.2(i); OR
   - **iii.** other such form as is approved in writing by Seller.

   A. Financial Contingency – Loan(s) To Be Obtained. This Agreement is conditioned upon Buyer's ability to obtain a loan(s) in the principal amount up to ______% of the Purchase Price listed above to be secured by a deed of trust on the Property. "Ability to obtain" as used herein means that Buyer is qualified to receive the loan described herein based upon Lender's customary and standard underwriting criteria. In consideration of Buyer, having acted in good

faith and in accordance with the terms below, being unable to obtain financing by the Closing Date, the sufficiency of such consideration being hereby acknowledged, Buyer may terminate this Agreement by providing written notice via the Notification form or equivalent written notice. Seller shall have the right to request any supporting documentation regarding loan denial. Upon termination, Buyer is entitled to a refund of the Earnest Money/Trust Money. Lender is defined herein as the financial institution funding the loan.

The loan shall be of the type selected below (**Select the appropriate box.**):

☐ Conventional Loan	☐ FHA Loan; attach addendum
☐ VA Loan; attach addendum	☐ Rural Development/USDA
☐ THDA	☑ Other Cash

Buyer may apply for a loan with different terms and conditions and also Close the transaction provided all other terms and conditions of this Agreement are fulfilled, and the new loan does not increase any costs charged to Seller. Buyer shall be obligated to Close this transaction if Buyer has the ability to obtain a loan with terms as described herein and/or any other loan for which Buyer has applied and been approved.

Loan Obligations: ***The Buyer agrees and/or certifies as follows:***

(1) Within three (3) days after the Binding Agreement Date, Buyer shall make application for the loan and shall pay for credit report. Buyer shall immediately notify Seller or Seller's representative of having applied for the loan and provide Lender's name and contact information, and that Buyer has instructed Lender to order credit report. Such certifications shall be made via the Notification form or equivalent written notice;

(2) Within fourteen (14) days after the Binding Agreement Date, Buyer shall warrant and represent to Seller via the Notification form or equivalent written notice that:

a. Buyer has secured evidence of hazard insurance which will be effective at Closing and Buyer shall notify Seller of the name of the hazard insurance company;

b. Buyer has notified Lender of an Intent to Proceed and has available funds to Close per the signed Loan Estimate; and

c. Buyer has requested that the appraisal be ordered and affirms that the appraisal fee has been paid.

(3) Buyer shall pursue qualification for and approval of the loan diligently and in good faith;

(4) Buyer shall continually and immediately provide requested documentation to Lender and/or loan originator;

(5) Unless otherwise stated in this Agreement, Buyer represents that this loan is not contingent upon the lease or sale of any other real property and the same shall not be used as the basis for loan denial; and

(6) Buyer shall not intentionally make any material changes in Buyer's financial condition which would adversely affect Buyer's ability to obtain the Primary Loan or any other loan referenced herein.

Should Buyer fail to timely comply with section 2.A.(1) and/or 2.A.(2) above **and provide notice as required**, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller the requested documentation within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated.

☑ **B. Financing Contingency Waived (THIS BOX MUST BE CHECKED TO BE PART OF THIS AGREEMENT.)** (e.g. "All Cash", etc.): Buyer's obligation to close shall not be subject to any financial contingency. Buyer reserves the right to obtain a loan. Buyer will furnish proof of available funds to close in the following manner: ______________________ (e.g. bank statement, Lender's commitment letter) within five (5) days after Binding Agreement Date. Should Buyer fail to do so, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller with the requested notice within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated. Failure to Close due to lack of funds shall be considered default by Buyer.

In the event this Agreement is contingent upon an appraisal (See Section 2.C. below), Buyer must order the appraisal and provide Seller with the name and telephone number of the appraisal company and proof that appraisal was ordered within five (5) days of the Binding Agreement Date. Should Buyer fail to do so, Seller may make written demand for compliance via the Notification form or equivalent written notice. If Buyer does not furnish Seller with the requested notice within two (2) days after such demand for compliance, Buyer shall be considered in default and Seller's obligation to sell is terminated.

C. Appraisal (Select either 1 or 2 below. The sections not checked are not a part of this Agreement).

☑ **1.** This Agreement **IS NOT** contingent upon the appraised value either equaling or exceeding the agreed upon Purchase Price.

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☐ **2.** This Agreement **IS CONTINGENT** upon the appraised value either equaling or exceeding the agreed upon Purchase Price. If the appraised value is equal to or exceeds Purchase Price, this contingency is satisfied. In consideration of Buyer having conducted an appraisal, the sufficiency of such consideration being hereby acknowledged, if the appraised value of the Property does not equal or exceed the Purchase Price, Buyer shall promptly notify the Seller via the Notification form or equivalent written notice. Buyer shall then have three (3) days to either:

1. waive the appraisal contingency via the Notification form or equivalent written notice **OR**
2. terminate the Agreement by giving notice to Seller via the Notification Form or equivalent written notice. Upon timely termination, Buyer is entitled to a refund of the Earnest Money/Trust Money.

In the event Buyer fails to either waive the appraisal contingency or terminate the Agreement as set forth above, this contingency shall be deemed satisfied. Thereafter, failure to appraise shall not be used as the basis for loan denial or termination of Agreement. Seller shall have the right to request any supporting documentation showing appraised value did not equal or exceed the agreed upon Purchase Price.

D. Closing Expenses.

1. Seller Expenses. Seller shall pay all existing loans and/or liens affecting the Property, including all penalties, release preparation costs, and applicable recording costs; any accrued and/or outstanding association dues or fees; fee (if any) to obtain lien payoff/estoppel letters/statement of accounts from any and all associations, property management companies, mortgage holders or other liens affecting the Property; Seller's closing fee, document preparation fee and/or attorney's fees; fee for preparation of deed; notary fee on deed; and financial institution (Bank, Credit Union, etc.) wire transfer fee or commercial courier service fee related to the disbursement of any lien payoff(s). Seller additionally agrees to permit any withholdings and/or to pay any additional sum due as is required under the Foreign Investment in Real Property Tax Act. Failure to do so will constitute a default by Seller.

In the event Seller is subject to Tax Withholding as required by the Foreign Investment in Real Property Tax Act, (hereinafter "FIRPTA"), Seller additionally agrees that such Tax Withholding must be collected from Seller by Buyer's Closing Agent at the time of Closing. In the event Seller is not subject to FIRPTA, Seller shall be required as a condition of Closing to sign appropriate affidavits certifying that Seller is not subject to FIRPTA. ***It is Seller's responsibility to seek independent tax advice or counsel prior to the Closing Date regarding such tax matters.***

2. Buyer Expenses. Buyer shall pay all transfer taxes and recording fees on deed of conveyance and deed of trust; Buyer's closing fee, document preparation fee and/or attorney's fees; preparation of note, deed of trust, and other loan documents; mortgage loan inspection or boundary line survey; credit report; required premiums for private mortgage, hazard and flood insurance; required reserved deposits for insurance premiums and taxes; prepaid interest; re-inspection fees pursuant to appraisal; insured Closing Protection Letter; association fees as stated within section 4.F.; and any costs incident to obtaining and closing a loan, including but not limited to: appraisal, origination, discount points, application, commitment, underwriting, document review, courier, assignment, photo, tax service, notary fees, and any wire fee or other charge imposed for the disbursement of the Seller's proceeds according to the terms of this Agreement.

3. Title Expenses. Cost of title search, mortgagee's policy and owner's policy (rates to be as filed with the Tennessee Department of Commerce and Insurance) shall be paid as follows:
By Seller ______.
Simultaneous issue rates shall apply.

Not all of the above items (Seller Expenses, Buyer Expenses and Title Expenses) are applicable to every transaction and may be modified as follows:

______

Closing Agency for Buyer & Contact Information[redacted] ______

Closing Agency for Seller & Contact Information: ______

3. Earnest Money/Trust Money. Buyer has paid or will pay within 2 biz days after the Binding Agreement Date to Blueprint Title (name of Holder) ("Holder") located at ______ (address of Holder), a Earnest Money/Trust Money deposit of $10000.00 by check (OR ______) ("Earnest Money/Trust Money").

A. Failure to Receive Earnest Money/Trust Money. In the event Earnest Money/Trust Money (if applicable) is not timely received by Holder or Earnest Money/Trust Money check or other instrument is not honored for any reason by the bank upon which it is drawn, Holder shall promptly notify Buyer and Seller of the Buyer's failure to deposit the agreed upon Earnest Money/Trust Money. Buyer shall then have one (1) day to deliver Earnest Money/Trust Money in immediately available funds to Holder. In the event Buyer does not deliver such funds, Buyer is in default and Seller shall have the right to terminate this Agreement by delivering to Buyer or Buyer's representative written notice via the Notification form or equivalent written notice. In the event Buyer delivers the Earnest Money/Trust Money in immediately available funds to Holder before Seller elects to terminate, Seller shall be deemed to have waived his right to terminate, and the Agreement shall remain in full force and effect.

B. Handling of Earnest Money/Trust Money upon Receipt by Holder. Earnest Money/Trust Money (if applicable) is to be deposited promptly after the Binding Agreement Date or the agreed upon delivery date in this Earnest Money/Trust Money section or as specified in the Special Stipulations section contained herein. Holder shall disburse Earnest Money/Trust Money only as follows:

(a) at Closing to be applied as a credit toward Buyer's Purchase Price;

(b) upon a written agreement signed by all parties having an interest in the funds;

(c) upon order of a court or arbitrator having jurisdiction over any dispute involving the Earnest Money/Trust Money;

(d) upon a reasonable interpretation of the Agreement; or

(e) upon the filing of an interpleader action with payment to be made to the clerk of the court having jurisdiction over the matter.

Holder shall be reimbursed for, and may deduct from any funds interpleaded, its costs and expenses, including reasonable attorney's fees. The prevailing party in the interpleader action shall be entitled to collect from the other party the costs and expenses reimbursed to Holder. No party shall seek damages from Holder (nor shall Holder be liable for the same) for any matter arising out of or related to the performance of Holder's duties under this Earnest Money/Trust Money section. Earnest Money/Trust Money shall not be disbursed prior to fourteen (14) days after deposit unless written evidence of clearance by bank is provided.

4. Closing, Prorations, Special Assessments and Warranties Transfer.

A. Closing Date. This transaction shall be closed ("Closed") (evidenced by delivery of warranty deed and payment of Purchase Price, the "Closing"), and this Agreement shall expire, at 11:59 p.m. local time on the 29 day of March , 2022 ("Closing Date"), or on such earlier date as may be agreed to by the parties in writing. Such expiration does not extinguish a party's right to pursue remedies in the event of default. Any extension of this date must be agreed to by the parties in writing via the Closing Date/Possession Date Amendment or equivalent written agreement.

1. **Possession.** Possession of the Property is to be given (**Select the appropriate boxes below. Unselected items will not be part of this Agreement**):

☑ at Closing as evidenced by delivery of warranty deed and payment of Purchase Price;

OR

☐ as agreed in the attached and incorporated Temporary Occupancy Agreement;

B. Prorations. Real estate taxes, rents, dues, maintenance fees, and association fees on said Property for the calendar year in which the sale is Closed shall be prorated as of the Closing Date. In the event of a change or reassessment of taxes for the calendar year after Closing, the parties agree to pay their recalculated share. Real estate taxes, rents, dues, maintenance fees, and association fees for prior years and roll back taxes, if any, will be paid by Seller.

C. Greenbelt. If property is currently classified by the property tax assessor as "Greenbelt" (minimum of 15 acres or otherwise qualifies), does the Buyer intend to keep the property in the Greenbelt? (**Select the appropriate boxes below. Unselected items will not be part of this Agreement**):

☐ Buyer intends to maintain the property's Greenbelt classification and acknowledges that it is Buyer's responsibility to make timely and proper application to insure such status. Buyer's failure to timely and properly make application will result in the assessment of rollback taxes for which Buyer shall be obligated to pay. Buyer should consult the tax assessor for the county where the property is located prior to making this offer to verify that their intended use will qualify for greenbelt classification.

☐ Buyer does not intend to maintain the property's Greenbelt status and Rollback taxes shall be payable by the Seller at time of closing.

D. Special Assessments. Special assessments approved or levied prior to the Closing Date shall be paid by the Seller at or prior to Closing unless otherwise agreed as follows:

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E. Warranties Transfer. Seller, at the option of Buyer and at Buyer's cost, agrees to transfer Seller's interest in any manufacturer's warranties, service contracts, termite bond or treatment guarantee and/or similar warranties which by their terms may be transferable to Buyer.

F. Association Fees. Buyer shall be responsible for all homeowner or condominium association transfer fees, related administration fees (not including statement of accounts), capital expenditures/contributions incurred due to the transfer of Property and/or like expenses which are required by the association, property management company and/or the bylaws, declarations or covenants for the Property (unless otherwise specifically addressed herein and/or unless specifically chargeable to Seller under applicable bylaws, declarations, and/or neighborhood covenants).

5. Title and Conveyance.

A. Seller warrants that at the time of Closing, Seller will convey or cause to be conveyed to Buyer or Buyer's assign(s) good and marketable title to said Property by general warranty deed, subject only to:

(1) zoning;

(2) setback requirements and general utility, sewer, and drainage easements of record on the Binding Agreement Date upon which the improvements do not encroach;

(3) subdivision and/or condominium declarations, covenants, restrictions, and easements of record on the Binding Agreement Date; and

(4) leases and other encumbrances specified in this Agreement.

If title examination, closing or loan survey pursuant to Tenn. Code Ann. § 62-18-126, boundary line survey, or other information discloses material defects, Buyer may, at Buyer's discretion:

(1) accept the Property with the defects **OR**

(2) require Seller to remedy such defects prior to the Closing Date. Buyer shall provide Seller with written notice of such defects via the Notification form or equivalent written notice. If defects are not remedied prior to Closing Date, Buyer and Seller may elect to extend the Closing Date by mutual written agreement evidenced by the Closing Date/Possession Amendment form or other written equivalent. If defects are not remedied by the Closing Date or any mutually agreed upon extension thereof, this Agreement shall terminate, and Buyer shall be entitled to refund of Earnest Money/Trust Money.

Good and marketable title as used herein shall mean title which a title insurance company licensed to do business in Tennessee will insure at its regular rates, subject only to standard exceptions. The title search or abstract used for the purpose of evidencing good and marketable title must be acceptable to the title insurance agent and the issuing title insurance company. Seller agrees to execute such appropriate affidavits and instruments as may be required by the issuing title insurance company.

B. Deed. Name(s) on Deed to be: ______________________________

It is the Buyer's responsibility to consult the closing agency or attorney prior to Closing as to the manner in which Buyer holds title.

C. Association Lien Payoff. In the event the Property is subject to mandatory association assessments or other fees, which may impose a lien, Seller shall cause to be delivered to Buyer or Buyer's Closing Agent not later than seven (7) days before Closing a lien payoff, estoppel letter or a statement of account reflecting that the account relating to the Property is current or setting forth the sum due to bring the account current.

6. Public Water or Public Sewer Systems

In the event it is discovered that Public Water or Public Sewer System is accessible to the Property and connection to the Property is required by a governmental agency/ authority or Lender, Buyer shall promptly notify the Seller via the Notification form or equivalent written notice. Seller and Buyer shall have five (5) days following such written notice but not later than the Closing Date to negotiate in good faith the payment for the cost and the connection to the Public Water or Public Sewer System. In the event Seller and Buyer do not reach a mutual written agreement for the payment of such cost or a mutually agreeable written extension of such time period as evidenced in an Amendment to this Agreement signed by both parties within such period of time, this Agreement is hereby terminated. If terminated the Buyer is entitled to a refund of the Earnest Money/Trust Money.

7. Lead-Based Paint Disclosure (Select the appropriate box.)

☑ does not apply. ☐ does apply (Property built prior to 1978 – see attached Lead-Based Paint Disclosure)

8. Inspections.

A. Buyer's Right to Make Inspection(s). All inspections/reports, including but not limited to the home inspection report, those required/recommended in the home inspection report, Wood Destroying Insect Infestation Inspection Report, septic inspection and well water test, are to be made at Buyer's expense, unless otherwise stipulated in this Agreement. The parties hereto agree that in the event Buyer shall elect to contract with a third-

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party inspector to obtain a "Home Inspection" as defined by Tennessee law, said inspection shall be conducted by a licensed Home Inspector. However, nothing in this section shall preclude Buyer from conducting any inspections on his/her own behalf, nor shall it preclude Buyer from retaining a qualified (and if required by law, licensed) professional to conduct inspections of particular systems or issues within such professional's expertise or licensure, including but not limited to inspection of the heating/cooling systems, electrical systems, foundation, etc., so long as said professional is not in violation of Tenn. Code Ann. § 62-6-301, et seq. as may be amended. **Seller shall cause all utility services and any pool, spa, and similar items to be operational so that Buyer may complete all inspections and tests under this Agreement.** Buyer agrees to indemnify Seller from the acts of himself, his inspectors and/or representatives in exercising his rights under this Purchase and Sale Agreement. Buyer's obligations to indemnify Seller shall also survive the termination of this Agreement by either party, which shall remain enforceable.

Buyer waives any objections to matters of purely cosmetic nature (e.g. decorative, color or finish items) disclosed by inspection. Buyer has no right to require repairs or alterations purely to meet current building codes, unless required to do so by governmental authorities.

B. Initial Inspections. Buyer and/or his inspectors/representatives shall have the right and responsibility to enter the Property during normal business hours, for the purpose of making inspections and/or tests of the Property. Buyer and/or his inspectors/representatives shall have the right to perform a visual analysis of the condition of the Property, any reasonably accessible installed components, the operation of the Property's systems, including any controls normally operated by Seller including the following components: heating systems, cooling systems, electrical systems, plumbing systems, structural components, foundations, roof coverings, exterior and interior components, any other site aspects that affect the Property, and environmental issues (e.g. radon, mold, asbestos, etc.).

C. Wood Destroying Insect Infestation Inspection Report. If desired by Buyer or required by Buyer's Lender, it shall be Buyer's responsibility to obtain ***at Buyer's expense*** a Wood Destroying Insect Infestation Inspection Report (the "Report"), which shall be made by a Tennessee licensed and chartered pest control operator.

The foregoing expense may be subject to governmental guidelines relating to VA Loans (See VA/FHA Loan Addendum if applicable).

The inspection shall include each dwelling, garage, and other permanent structure on the Property excluding ______________________________ for evidence of active infestation and/or damage. Buyer shall cause such Report to be delivered to Seller simultaneously with any repairs requested by the Buyer or the end of the Inspection Period, whichever is earlier. If the Report indicates evidence of active infestation, Seller agrees to treat infestation at Seller's expense and provide documentation of the treatment to Buyer prior to Closing. Requests for repair of damage, if any, should be addressed in the Buyer's request for repairs pursuant to Subsection 8.D., Buyer's Inspection and Resolution below.

D. Buyer's Inspection and Resolution. Within 7 Biz days after the Binding Agreement Date ("Inspection Period"), Buyer shall cause to be conducted any inspection provided for herein, including but not limited to the Wood Destroying Insect Infestation Inspection Report **AND** shall provide written notice of such to Seller as described below. ***In the event Buyer fails to timely make such inspections and respond within said timeframe as described herein, the Buyer shall have forfeited any rights provided under this Section 8, and in such case shall accept the Property in its current condition, normal wear and tear excepted.***

In said notice Buyer shall either:

(1) In consideration of Buyer having conducted Buyer's good faith inspections as provided for herein, the sufficiency of such consideration being hereby acknowledged, Buyer shall furnish Seller with a list of written specified objections and immediately terminate this Agreement via the Notification form or equivalent written notice. All Earnest Money/Trust Money shall be returned to Buyer upon termination.

OR

(2) accept the Property in its present "AS IS" condition with any and all faults and no warranties expressed or implied via the Notification form or equivalent written notice. Seller has no obligation to make repairs.

OR

(3) furnish Seller a written list of items which Buyer requires to be repaired and/or replaced with like quality or value in a professional and workmanlike manner via the Repair/Replacement Proposal or equivalent written notice. Seller shall have the right to request any supporting documentation that substantiates any item listed.

a. Resolution Period. Seller and Buyer shall then have a period of ______ days following receipt of the above stated written list ("Resolution Period") to reach a mutual agreement as to the items to be repaired or replaced with like quality or value by Seller, which shall be evidenced by the Repair / Replacement Amendment or written equivalent(s). The receipt by Seller of the above stated written list or Repair/Replacement Proposal marks the end of the Inspection Period and beginning of the

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Resolution Period. ***The parties agree to negotiate repairs in good faith during the Resolution Period.*** Buyer retains the ability to accept the Property in its present "AS IS" condition during the Resolution Period. In the event Seller and Buyer do not reach a mutual written resolution during such Resolution Period or a mutually agreeable written extension thereof as evidenced in an Amendment to this Agreement signed by both parties within said period of time, this Agreement is hereby terminated. If terminated, Buyer is entitled to a refund of the Earnest Money/Trust Money.

☐ Buyer waives the option to request items to be repaired and/or replaced under D (3) above and there shall be no Resolution Period. Buyer retains the right to perform Buyer's Inspections and to timely furnish Seller with a list of written specified objections and immediately terminate this Agreement as provided in D (1) above or accept the Property in its present AS IS condition as provided under D (2) above.

☐ **E. Waiver of All Inspections. THIS BOX MUST BE CHECKED TO BE PART OF THIS AGREEMENT. Buyer, having been advised of the benefits of inspections, waives any and all Inspection Rights under this Section 8 (including but not limited to the Wood Destroying Insect Infestation Inspection Report).**

9. Final Inspection. Buyer and/or his inspectors/representatives shall have the right to conduct a final inspection of Property on the Closing Date or within 2 day(s) prior to the Closing Date only to confirm Property is in the same or better condition as it was on the Binding Agreement Date, normal wear and tear excepted, and to determine that all repairs/replacements agreed to during the Resolution Period, if any, have been completed. Property shall remain in such condition until Closing at Seller's expense. Closing of this sale constitutes acceptance of Property in its condition as of the time of Closing, unless otherwise noted in writing.

10. Buyer's Additional Due Diligence Options. If any of the matters below are of concern to Buyer, Buyer should address the concern by specific contingency in the Special Stipulations Section of this Agreement.

A. Survey and Flood Certification. Survey Work and Flood Certifications are the best means of identifying boundary lines and/or encroachments and easements or flood zone classifications. Buyer may obtain a Mortgage Inspection or Boundary Line Survey and Flood Zone Certifications.

B. Insurability. Many different issues can affect the insurability and the rates of insurance for property. These include factors such as changes in the Flood Zone Certifications, changes to the earthquake zones maps, the insurability of the buyer, and previous claims made on the Property. It is the right and responsibility of Buyer to determine the insurability, coverage and the cost of insuring the Property. It is also the responsibility of Buyer to determine whether any exclusions will apply to the insurability of said Property.

C. Water Supply. The system may or may not meet state and local requirements. It is the right and responsibility of Buyer to determine the compliance of the system with state and local requirements. [For additional information on this subject, request the "Water Supply and Waste Disposal Notification" form.]

D. Waste Disposal. The system may or may not meet state and local requirements. It is the right and responsibility of Buyer to determine the compliance of the system with state and local requirements. In addition, Buyer may, for a fee, obtain a septic system inspection letter from the Tennessee Department of Environment and Conservation, Division of Ground Water Protection. [For additional information on this subject, request the "Water Supply and Waste Disposal Notification" form.]

E. Title Exceptions. At Closing, the general warranty deed will be subject to subdivision and/or condominium declarations, covenants, restrictions and easements of record, which may impose obligations and may limit the use of the Property by Buyer.

11. Disclaimer. It is understood and agreed that the real estate firms and real estate licensee(s) representing or assisting Seller and/or Buyer and their brokers (collectively referred to as "Brokers") are not parties to this Agreement and do not have or assume liability for the performance or nonperformance of Seller or Buyer. Buyer and Seller agree that Brokers shall not be responsible for any of the following, including but not limited to, those matters which could have been revealed through a survey, flood certification, title search or inspection of the Property; the insurability of the Property or cost to insure the Property; for the condition of the Property, any portion thereof, or any item therein; for any geological issues present on the Property; for any issues arising out of the failure to physically inspect Property prior to entering into this Agreement and/or Closing; for the necessity or cost of any repairs to the Property; for hazardous or toxic materials; for the tax or legal consequences of this transaction; for the availability, capability, and/or cost of utility, sewer, septic, or community amenities; for any proposed or pending condemnation actions involving Property; for applicable boundaries of school districts or other school information; for the appraised or future value of the Property; for square footage or acreage of the Property; for any condition(s) existing off the Property which may affect the Property; for the terms, conditions, and availability of financing; and/or for the uses and zoning of the Property whether permitted or proposed. Buyer and Seller acknowledge that Brokers are not experts with respect to the above matters and that they have not relied upon any advice,

representations or statements of Brokers (including their firms and affiliated licensees) and waive and shall not assert any claims against Brokers (including their firms and affiliated licensees) involving same. Buyer and Seller understand that it has been strongly recommended that if any of these or any other matters concerning the Property are of concern to them, that they secure the services of appropriately credentialed experts and professionals of Buyer's or Seller's choice for the independent expert advice and counsel relative thereto. Buyer and Seller acknowledge that photographs, marketing materials, and digital media used in the marketing of the property may continue to remain in publication after Closing. Buyer and Seller agree that Brokers shall not be liable for any uses of photographs, marketing materials or digital media which the Broker is not in control.

12. **Brokerage.** As specified by separate agreement, Seller agrees to pay Listing Broker at Closing the agreed upon compensation. The Listing Broker will direct the closing agency to pay the Selling Broker, from the compensation received, an amount in accordance with the terms and provisions specified by separate agreement. The parties agree and acknowledge that the Brokers involved in this transaction may receive compensation from more than one party. All parties to this Agreement agree and acknowledge that any real estate firm involved in this transaction shall be deemed a third party beneficiary only for the purposes of enforcing their commission rights, and as such, shall have the right to maintain an action on this Agreement for any and all compensations due and any reasonable attorney's fees and court costs.

13. **Default.** Should Buyer default hereunder, the Earnest Money/Trust Money shall be forfeited as damages to Seller and shall be applied as a credit against Seller's damages. Seller may elect to sue, in contract or tort, for additional damages or specific performance of the Agreement, or both. Should Seller default, Buyer's Earnest Money/Trust Money shall be refunded to Buyer. In addition, Buyer may elect to sue, in contract or tort, for damages or specific performance of this Agreement, or both. In the event that any party hereto shall file suit for breach or enforcement of this Agreement (including suits filed after Closing which are based on or related to the Agreement), the prevailing party shall be entitled to recover all costs of such enforcement, including reasonable attorney's fees. In the event that any party exercises its right to terminate due to the default of the other pursuant to the terms of this Agreement, the terminating party retains the right to pursue any and all legal rights and remedies against the defaulting party following termination. The parties hereby agree that all remedies are fair and equitable and neither party will assert the lack of mutuality of remedies, rights and/or obligations as a defense in the event of a dispute.

14. **Home Protection Plan.** This is not a substitution for Home Inspection. Exclusions to coverage may apply. **(Select the appropriate box below. Items not selected are not part of this Agreement).**

☐ **Home Protection Plan.** ______________________ to pay $________ for the purchase of a limited home protection plan to be funded at Closing. Plan Provider: ______________________
Ordered by: ______________________________________ (Real Estate Company)

☑ **Home Protection Plan waived.**

15. **Other Provisions.**

A. **Binding Effect, Entire Agreement, Modification, Assignment, and Binding Agreement Date.** This Agreement shall be for the benefit of, and be binding upon, the parties hereto, their heirs, successors, legal representatives and assigns. This Agreement constitutes the sole and entire agreement between the parties hereto and no modification of this Agreement shall be binding unless signed by all parties or assigns to this Agreement. No representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto. It is hereby agreed by both Buyer and Seller that any real estate agent working with or representing either party shall not have the authority to bind the Buyer, Seller or any assignee to any contractual agreement unless specifically authorized in writing within this Agreement. Any assignee shall fulfill all the terms and conditions of this Agreement. The parties hereby authorize either licensee to insert the time and date of receipt of the notice of acceptance of the final offer. The foregoing time and date will be referred to for convenience as the Binding Agreement Date for purposes of establishing performance deadlines.

B. **Survival Clause.** Any provision contained herein, which by its nature and effect is required to be performed after Closing, shall survive the Closing and delivery of the deed and shall remain binding upon the parties to this Agreement and shall be fully enforceable thereafter.

C. **Governing Law and Venue.** This Agreement is intended as a contract for the purchase and sale of real property and shall be governed by and interpreted in accordance with the laws and in the courts of the State of Tennessee.

D. **Time of Essence.** Time is of the essence in this Agreement.

E. **Terminology.** As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; (2) all pronouns shall mean and include the person, entity, firm or corporation to which they relate; (3) the masculine

shall mean the feminine and vice versa; and (4) the term day(s) used throughout this Agreement shall be deemed to be calendar day(s) ending at 11:59 p.m. local time unless otherwise specified in this Agreement. Local time shall be determined by the location of Property. **In the event a performance deadline**, other than the Closing Date (as defined herein), Date of Possession (as defined herein), Completion of Repair Deadline (as defined in the Repair/Replacement Amendment), and Offer Expiration Date (as defined in Time Limit of Offer Section), occurs on a Saturday, Sunday or legal holiday, the performance deadline shall extend to the next following business day. Holidays as used herein are those days deemed federal holidays pursuant to 5 U.S.C. § 6103. In calculating any time period under this Agreement, the commencement shall be the day following the initial date (e.g. Binding Agreement Date).

F. Responsibility to Cooperate. Buyer and Seller agree to timely take such actions and produce, execute, and/or deliver such information and documentation as is reasonably necessary to carry out the responsibilities and obligations of this Agreement. Except as to matters which are occasioned by clerical errors or omissions or erroneous information, the approval of the closing documents by the parties shall constitute their approval of any differences between this Agreement and the Closing. Buyer and Seller agree that if requested after Closing, they will correct any documents and pay any amounts due where such corrections or payments are appropriate by reason of mistake, clerical errors or omissions, or the result of erroneous information.

G. Notices. Except as otherwise provided herein, all notices and demands required or permitted hereunder shall be in writing and delivered either (1) in person; (2) by a prepaid overnight delivery service; (3) by facsimile transmission (FAX); (4) by the United States Postal Service, postage prepaid, registered or certified, return receipt requested; or (5) Email. **NOTICE** shall be deemed to have been given as of the date and time it is actually received. Receipt of notice by the real estate licensee or their Broker assisting a party as a client or customer shall be deemed to be notice to that party for all purposes under this Agreement as may be amended, unless otherwise provided in writing.

H. Risk of Loss. The risk of hazard or casualty loss or damage to Property shall be borne by the Seller until transfer of title. If casualty loss prior to Closing exceeds 10% of the Purchase Price, Seller or Buyer may elect to terminate this Agreement with a refund of Earnest Money/Trust Money to Buyer.

I. Equal Housing. This Property is being sold without regard to race, color, creed, sex, religion, handicap, familial status, or national origin.

J. Severability. If any portion or provision of this Agreement is held or adjudicated to be invalid or unenforceable for any reason, each such portion or provision shall be severed from the remaining portions or provisions of this Agreement, and the remaining portions or provisions shall be unaffected and remain in full force and effect. In the event that the contract fails due to the severed provisions, then the offending language shall be amended to be in conformity with state and federal law.

K. Alternative Dispute Resolution. In the event the parties elect to utilize Alternative Dispute Resolution, incorporate "Resolution of Disputes by Mediation Addendum/Amendment" (RF629).

L. Contract Construction. This Agreement or any uncertainty or ambiguity herein shall not be construed against any party but shall be construed as if all parties to this Agreement jointly prepared this Agreement.

M. Section Headings. The Section Headings as used herein are for reference only and shall not be deemed to vary the content of this Agreement or limit the scope of any Section.

16. Seller's Additional Obligations. In addition to any other disclosure required by law, the Seller shall, prior to entering into an Agreement with a Buyer, disclose in writing including acknowledgement of receipt: (a) the presence of any known exterior injection well or sinkhole (as defined in TCA § 66-5-212) on the property; (b) the results of any known percolation test or soil absorption rate performed on the property that is determined or accepted by the Department of Environment and Conservation; (c) if the property is located in a Planned Unit Development (PUD); (d) if the property is located in a PUD, make available to the Buyer a copy of the development's restrictive covenants, homeowner bylaws and master deed upon request; (e) any single-family residence located on the Property has been moved from an existing foundation to another foundation where such information is known to the Seller; and (f) if a permit for a subsurface sewage disposal system for the Property was issued during a sewer moratorium pursuant to TCA § 68-221-409. If so, Buyer may have a future obligation to connect to the public sewer system.

17. Method of Execution. The parties agree that signatures and initials transmitted by facsimile, other photocopy transmittal, or by transmittal of digital signature as defined by the applicable State or Federal law will be acceptable and may be treated as originals and that the final Purchase and Sale Agreement containing all signatures and initials may be executed partially by original signature and partially on facsimile, other photocopy documents, or by digital signature as defined by the applicable State or Federal law.

18. Exhibits and Addenda. All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement:

19. Special Stipulations. The following Special Stipulations, if conflicting with any preceding section, shall control:

20. Time Limit of Offer. This Offer may be withdrawn at any time before acceptance with Notice. Offer terminates if not countered or accepted by 6 o'clock ☐a.m./☑p.m.; on the 9th day of March, 2022.

LEGAL DOCUMENTS: This is an important legal document creating valuable rights and obligations. If you have any questions about it, you should review it with your attorney. Neither the Broker nor any Agent or Facilitator is authorized or qualified to give you any advice about the advisability or legal effect of its provisions.

NOTE: Any provisions of this Agreement which are preceded by a box "□" must be marked to be a part of this Agreement. By affixing your signature below, you also acknowledge that you have reviewed each page and have received a copy of this Agreement.

WIRE FRAUD WARNING: Never trust wiring instructions sent via email. Cyber criminals are hacking email accounts and sending emails with fake wiring instructions. These emails are convincing and sophisticated. Always independently confirm wiring instructions in person or via a telephone call to a trusted and verified phone number. Never wire money without double-checking that the wiring instructions are correct. NEVER ACCEPT WIRING INSTRUCTIONS FROM YOUR AGENT OR BROKER. ☐ **Buyer Initials** [redacted] **Buyer Initials**

Buyer hereby makes this offer.

BUYER	[redacted] dotloop verified 03/08/22 5:39 PM PST **BUYER**
03/08/2022 at ______ o'clock ☐am/ ☐pm **Offer Date**	03/08/2022 at ______ o'clock ☐am/ ☐pm **Offer Date**

Seller hereby:

☐ **ACCEPTS** – accepts this offer.

☐ **COUNTERS** – accepts this offer subject to the attached Counter Offer(s).

☐ **REJECTS** this offer and makes no counter offer.

SELLER	**SELLER**
______ at ______ o'clock ☐am/ ☐pm **Date**	______ at ______ o'clock ☐am/ ☐pm **Date**

Acknowledgement of Receipt. ____________ hereby acknowledges receipt of the final accepted offer on ______ at ______ o'clock ☐am/ ☐pm, and this shall be referred to as the Binding Agreement Date for purposes of establishing performance deadlines as set forth in the Agreement.

[redacted]

For Information Purposes Only:

Listing Company: [redacted]	Selling Company: [redacted]
Listing Firm Address:	Selling Firm Address: [redacted]
Firm License No.:	Firm License No.: [redacted]
Firm Telephone No.:	Firm Telephone No.: [redacted]
Listing Licensee: [redacted]	Selling Licensee: [redacted]
Licensee License Number:	Licensee License Number: [redacted]
Licensee Email: [redacted]	Licensee Email: [redacted]
Licensee Cellphone No. [redacted]	Licensee Cellphone No.: [redacted]

Home Owner's / Condominium Association ("HOA/COA")/ Property Management Company:

Phone: ______ Email: ______

NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.